                                                                  ---------------------------
                                                                          OMB APPROVAL
                                                                  ---------------------------
                                                                  OMB Number:       3235-0145
                                UNITED STATES                     Expires:   October 31, 1997
                      SECURITIES AND EXCHANGE COMMISSION          Estimated average burden
                            WASHINGTON, D.C. 20549                hours per response....14.90
                                                                  ---------------------------

                                 SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                      ALEXANDER & ALEXANDER SERVICES INC.
                               (Name of Issuer)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                        (Title of Class of Securities)

                                   14476105
                                (CUSIP Number)

                    WAYLAND M. MEAD, ACTING GENERAL COUNSEL
                      AMERICAN INTERNATIONAL GROUP, INC.
           70 PINE STREET, NEW YORK, NEW YORK  10270  (212) 770-5121
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                               FEBRUARY 15, 1995
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP No. 014476105                                            Page 2 of 7 Pages

- --------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AMERICAN INTERNATIONAL GROUP, INC.
      IRS NO. 13-2592361
- --------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) / /

- --------------------------------------------------------------------------------
3     SEC USE ONLY


- --------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
- --------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  / /

- --------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      INCORPORATED IN THE STATE OF DELAWARE
- --------------------------------------------------------------------------------
         NUMBER OF     7   SOLE VOTING POWER

          SHARES
                       ---------------------------------------------------------
       BENEFICIALLY    8   SHARED VOTING POWER

         OWNED BY          4,823,385
                       ---------------------------------------------------------
           EACH        9   SOLE DISPOSITIVE POWER

         REPORTING
                       ---------------------------------------------------------
          PERSON       10  SHARED DISPOSITIVE POWER

           WITH            4,823,385
- --------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,823,385
- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)   10.47% (REPRESENTS
      9.9% OF THE OUTSTANDING VOTING STOCK OF ALEXANDER & ALEXANDER SERVICES
      INC.)
- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      HC, CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No. 014476105                                            Page 3 of 7 Pages

- --------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      AMERICAN HOME ASSURANCE COMPANY
      IRS NO. 13-5124990
- --------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) / /

- --------------------------------------------------------------------------------
3     SEC USE ONLY


- --------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
- --------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  / /

- --------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      INCORPORATED IN THE STATE OF NEW YORK
- --------------------------------------------------------------------------------
         NUMBER OF     7   SOLE VOTING POWER

          SHARES
                       ---------------------------------------------------------
       BENEFICIALLY    8   SHARED VOTING POWER

         OWNED BY          3,376,370
                       ---------------------------------------------------------
           EACH        9   SOLE DISPOSITIVE POWER

         REPORTING
                       ---------------------------------------------------------
          PERSON       10  SHARED DISPOSITIVE POWER

           WITH            3,376,370
- --------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,376,370
- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.33%
- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IC, CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No. 014476105                                            Page 4 of 7 Pages

- --------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      COMMERCE & INDUSTRY INSURANCE COMPANY
      IRS NO. 31-1938623
- --------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) / /

- --------------------------------------------------------------------------------
3     SEC USE ONLY


- --------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
- --------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  / /

- --------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      INCORPORATED IN THE STATE OF NEW YORK
- --------------------------------------------------------------------------------
         NUMBER OF     7   SOLE VOTING POWER

          SHARES
                       ---------------------------------------------------------
       BENEFICIALLY    8   SHARED VOTING POWER

         OWNED BY          723,507
                       ---------------------------------------------------------
           EACH        9   SOLE DISPOSITIVE POWER

         REPORTING
                       ---------------------------------------------------------
          PERSON       10  SHARED DISPOSITIVE POWER

           WITH            723,507
- --------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      723,507
- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.57%
- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IC, CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No. 014476105                                            Page 5 of 7 Pages

- --------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE INSURANCE COMPANY OF THE STATE OF PENNSYLVANIA
      IRS NO. 31-5540698
- --------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) / /
                                                                         (b) / /

- --------------------------------------------------------------------------------
3     SEC USE ONLY


- --------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
- --------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) OR 2(e)                                                  / /

- --------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      INCORPORATED IN THE STATE OF PENNSYLVANIA
- --------------------------------------------------------------------------------
         NUMBER OF     7   SOLE VOTING POWER

          SHARES
                       ---------------------------------------------------------
       BENEFICIALLY    8   SHARED VOTING POWER

         OWNED BY          723,057
                       ---------------------------------------------------------
           EACH        9   SOLE DISPOSITIVE POWER

         REPORTING
                       ---------------------------------------------------------
          PERSON       10  SHARED DISPOSITIVE POWER

           WITH            723,057
- --------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      723,057
- --------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* / /


- --------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      1.57%
- --------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IC, CO
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                                               Page 6 of 7 Pages




Item 1.    Security and Issuer

           This Amendment No. 1 to Schedule 13D relates to the common stock, $1.00 par value per share (the "Common Stock"), of Alexander & Alexander Services Inc., a Delaware corporation (the "Company"). Capitalized terms used herein without definition shall have the meanings given to such terms in the
Schedule 13D relating to the Common Stock filed by the Reporting Persons with the Securities and Exchange Commission on July 15, 1994 (the "Schedule 13D").

Item 5.    Interests in Securities of the Issuer

           Item 5 is amended by adding the following:

           "The information required by this Item is set forth in Items 7 through 11 and 13 of the cover pages of this Amendment No. 1 to Schedule 13D and is based on the number of shares of Common Stock outstanding as of November 1, 1994 as contained in the Company's quarterly report on Form 10-Q relating to the quarterly period ended September 30, 1994.

           The number of shares beneficially owned by AIG and the Purchasers, as described in Items 7 through 11 and 13 of the cover pages of this Amendment No. 1 to Schedule 13D, reflects (i) the Purchasers' purchase of the Preferred Shares pursuant to the Stock Purchase and Sale Agreement,
     (ii) the beneficial ownership of the Portfolio Shares by AHAC and (iii) the receipt by the Purchasers of dividends on the Preferred Shares owned by them which were paid in the form of additional Preferred Shares, in the amounts and on the dates set forth below:

                               Preferred
                                Shares
     Purchaser                 Received                    Date
     ---------                 ---------                   ----
     AHAC                     38,578.7756                09/30/94
     AHAC                     56,770.5555                12/30/94
     CIIC                      8,267.6662                09/30/94
     CIIC                     12,164.3333                12/30/94
     ICP                       8,267.6662                09/30/94
     ICP                      12,164.3333                12/30/94


                                                               Page 7 of 7 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 1995


                                           AMERICAN INTERNATIONAL GROUP, INC.


                                           By:  /s/ Kathleen E. Shannon
                                                -------------------------------
                                                Name:   Kathleen E. Shannon
                                                Title:  Vice President,
                                                     Secretary & Senior Counsel


                                           AMERICAN HOME ASSURANCE COMPANY


                                           By:  /s/ Elizabeth M. Tuck
                                                -------------------------------
                                                Name:   Elizabeth M. Tuck
                                                Title:  Secretary - Corporate


                                           COMMERCE AND INDUSTRY INSURANCE
                                             COMPANY


                                           By:  /s/ Elizabeth M. Tuck
                                                -------------------------------
                                                Name:   Elizabeth M. Tuck
                                                Title:  Secretary - Corporate


                                           THE INSURANCE COMPANY OF THE STATE
                                             OF PENNSYLVANIA


                                           By:  /s/ Elizabeth M. Tuck
                                                -------------------------------
                                                Name:   Elizabeth M. Tuck
                                                Title:  Secretary - Corporate